Arcutis Announces Second Quarter 2023 Financial Results and Provides Business Update

•Achieved total revenues of $5.2 million in the second quarter of 2023. Net product revenues for ZORYVE® (roflumilast) cream 0.3% were $4.8 million, a 72% increase compared to the first quarter of 2023, driven by nearly 40% demand growth as well as gross-to-net improvement
•Continued expansion of commercial payer coverage for ZORYVE in plaque psoriasis with over 130 million commercial lives covered in the United States, including all three of the largest pharmacy benefit managers (PBMs)
•Launched ZORYVE for plaque psoriasis in Canada in June 2023, with excellent early reception from patients, physicians, and payers
•Strong financial position with approximately $270 million in cash, cash equivalents, and marketable securities as of June 30, 2023
Westlake Village, CA, August 8, 2023 – Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), an early commercial-stage biopharmaceutical company focused on developing meaningful innovations in immuno-dermatology, today reported financial results for the quarter ended June 30, 2023, and provided a business update.
“We continue to execute on our strategy to build the leading innovation-driven dermatology company in the industry. With our world-class formulation expertise, track record of clinical and regulatory success, and robust commercial infrastructure, topical roflumilast represents a truly unique, de-risked asset, with significant operating leverage and multiple catalysts ahead,” said Frank Watanabe, Arcutis’ President and Chief Executive Officer. “The ZORYVE launch in plaque psoriasis is strengthening on all fronts, and notably with our high-quality commercial coverage now reaching a critical mass, we will continue to invest to fuel the next leg of the psoriasis launch, while also preparing for the upcoming launches in seborrheic dermatitis and atopic dermatitis in 2024, upon their respective anticipated U.S. Food and Drug Administration (FDA) approvals.”
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Program Updates / Key Milestones
Roflumilast cream - a highly potent and selective phosphodiesterase-4 (PDE4) inhibitor in a once-daily cream formulation, approved in the United States for the treatment of plaque psoriasis and under development for atopic dermatitis
•The launch of ZORYVE in plaque psoriasis continued to build momentum in the second quarter, with strong demand growth, commercial formulary access expansion, and gross-to-net improvement. Over 70,000 prescriptions have been filled since launch by over 7,500 unique prescribers, reflecting the high levels of patient and physician satisfaction with the ZORYVE clinical profile. In less than 12 months since launch, the Company has secured high-quality payer coverage for ZORYVE at all three of the largest PBMs in the United States, now totaling more than 130 million commercially-insured lives. This coverage represents roughly 80% of the total commercial lives. Importantly, over 90% of those 130 million covered lives have access to ZORYVE without a prior authorization, aligned with our corporate access goals. The Company anticipates the benefits of this coverage and our efforts to accelerate coverage pull-through will drive further gross-to-net improvement in the second half of 2023.
•In December 2022, Arcutis submitted a supplemental New Drug Application (sNDA) to the FDA for ZORYVE for an expanded indication for the treatment of plaque psoriasis in children down to 2 years of age. The Company anticipates potential FDA approval in the fourth quarter of 2023.
•In the fourth quarter of 2022, Arcutis announced positive topline results from INTEGUMENT-1 and INTEGUMENT-2, the two pivotal Phase 3 trials evaluating roflumilast cream 0.15% for the treatment of atopic dermatitis in individuals 6 years of age or older. The Company anticipates submitting, an sNDA to the FDA for ages 6 and above late in the third quarter or early in the fourth quarter of 2023.
•In May 2023, Arcutis announced the completion of enrollment in INTEGUMENT-PED, the third Pivotal Phase 3 trial in atopic dermatitis, in individuals aged 2 to 5 years old. Topline data from INTEGUMENT-PED are expected in the third quarter of 2023. If positive, the Company expects these data to be sufficient basis for an sNDA submission, after the anticipated approval of roflumilast cream in atopic dermatitis for ages 6 and above.
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Roflumilast foam - a once-daily foam formulation of topical roflumilast designed to overcome the challenges of delivering topical drugs in hair-bearing areas of the body, being developed as a potential treatment for seborrheic dermatitis and scalp and body psoriasis
•In April 2023, the FDA accepted Arcutis' New Drug Application (NDA) submission for the treatment of moderate-to-severe seborrheic dermatitis, assigning a target action date of December 16, 2023.
•In September 2022, Arcutis announced positive topline results from the ARRECTOR Pivotal Phase 3 trial for the treatment of scalp and body psoriasis. The Company anticipates submitting an sNDA for scalp and body psoriasis to the FDA following the potential approval of roflumilast foam for seborrheic dermatitis.
ARQ-255 - a topical suspension formulation of ivarmacitinib, a potent and highly selective topical Janus kinase type 1 (JAK1) inhibitor, designed to preferentially deliver the drug deep into the hair follicle, in order to potentially treat alopecia areata at the site of inflammation
•In December 2022, Arcutis announced the enrollment of the first healthy volunteer subject in a Phase 1b study in alopecia areata. The first subject in the alopecia areata cohort enrolled in the second quarter of 2023.
ARQ-234 - a fusion protein that is a potent and highly selective checkpoint agonist of the CD200 Receptor (CD200R), being developed as a potential biologic treatment in atopic dermatitis
•The Company continues preclinical development efforts.
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Recent Corporate Highlights
•In July 2023, the United States Patent and Trademark Office awarded the Company a new method of treatment patent that provides relevant patent protection for roflumilast foam in the treatment of seborrheic dermatitis until 2041.
•In July 2023, Great Place To Work® and Fortune magazine named the Company to the Best Workplaces for Millennials™ list for 2023.
•In May 2023, Ayisha Jeter was appointed interim Chief Commercial Officer. Ms. Jeter has led Arcutis' access and reimbursement team since joining the Company in 2020, and brings more than 20 years of broad commercial experience in the pharmaceutical industry, including multiple product launches across therapeutic areas.
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Second Quarter 2023 Summary Financial Results
Total revenues for the quarter ended June 30, 2023 were $5.2 million. Net product revenues related to sales of ZORYVE were $4.8 million driven by strong unit demand growth as well as improvements in gross-to-net sales deductions compared to the first quarter of 2023. Other revenues for the quarter ended June 30, 2023 were $0.4 million, related to an equity interest received as part of a previous collaboration agreement.
Cost of sales for the quarter ended June 30, 2023 were $0.8 million.
Research and development (R&D) expenses for the quarter ended June 30, 2023 were $25.2 million compared to $38.2 million for the corresponding period in 2022. The year-over-year decrease was primarily due to decreased clinical development costs related to our topical roflumilast programs.
Selling, general, and administrative (SG&A) expenses for the quarter ended June 30, 2023 were $46.0 million compared to $27.6 million for the corresponding period in 2022. The year-over-year increase was primarily due to higher headcount and sales and marketing expenses related to the launch of ZORYVE.
Net loss was $71.0 million, or $1.16 per basic and diluted share, for the quarter ended June 30, 2023 compared to $67.4 million, or $1.31 per basic and diluted share, for the corresponding period in 2022.
Cash, cash equivalents, restricted cash, and marketable securities were $269.6 million as of June 30, 2023, compared to $410.8 million as of December 31, 2022. Net cash used in operating activities was $66.5 million during the second quarter.
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Conference Call and Webcast
Arcutis management will host a conference call and webcast today at 4:30pm ET to discuss the financial results for the quarter and provide a business update. The webcast for this conference call may be accessed at the “Events” section of the Company’s website. The replay of the webcast will be available on the Arcutis website following the call.
About Arcutis
Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) is an early commercial-stage medical dermatology company that champions meaningful innovation to address the urgent needs of patients living with immune-mediated dermatological diseases and conditions. With a commitment to solving the most persistent patient challenges in dermatology, Arcutis has a growing portfolio that harnesses our unique dermatology development platform coupled with our dermatology expertise to build differentiated therapies against biologically validated targets. Arcutis’ dermatology development platform includes a robust pipeline with multiple clinical programs for a range of inflammatory dermatological conditions including scalp and body psoriasis, atopic dermatitis, seborrheic dermatitis, and alopecia areata. For more information, visit https://www.arcutis.com or follow the company on LinkedIn, Facebook, and Twitter.

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Forward Looking Statements
This press release contains "forward-looking" statements, including, among others, statements regarding the potential for its topical drugs in development to address large markets with significant unmet need; the development, approval and potential commercialization of Arcutis' product candidates; expectations with regard to the timing of and successful clinical trial results anticipated during 2023; the potential commercial success and growth of ZORYVE in plaque psoriasis, including market access and reimbursement; and the timing of regulatory filings and potential approvals for a number of dermatology indications for roflumilast in the United States and Canada. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements and you should not place undue reliance on our forward-looking statements. Risks and uncertainties that may cause our actual results to differ include risks inherent in the clinical development process and regulatory approval process, the timing of regulatory filings, the timing, expenses, and success of our commercialization efforts, including uncertainty of future commercial sales and related items that can impact net sales, and our ability to defend our intellectual property. For a further description of the risks and uncertainties applicable to our business, see the “Risk Factors” section of our Form 10-K filed with U.S. Securities and Exchange Commission (SEC) on February 28, 2023, as well as any subsequent filings with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Contacts:

Media
Amanda Sheldon, Head of Corporate Communications
asheldon@arcutis.com

Investors
Eric McIntyre, Head of Investor Relations
emcintyre@arcutis.com

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

ARCUTIS BIOTHERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$105,114	$53,641
Restricted cash	925	1,234
Marketable securities	163,557	355,948
Trade receivable, net	17,207	8,458
Inventories	10,474	7,514
Prepaid expenses and other current assets	11,591	10,611
Total current assets	308,868	437,406
Property and equipment, net	1,867	1,881
Intangible assets, net	6,812	7,188
Operating lease right-of-use asset	2,546	2,721
Other assets	596	78
Total assets	$320,689	$449,274
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,156	$8,827
Accrued liabilities	18,808	28,323
Operating lease liability	695	657
Total current liabilities	36,659	37,807
Operating lease liability, noncurrent	3,755	4,117
Long-term debt, net	199,767	197,769
Total liabilities	240,181	239,693
Stockholders’ equity:
Common stock	6	6
Additional paid-in capital	951,649	930,425
Accumulated other comprehensive loss	(292)	(1,086)
Accumulated deficit	(870,855)	(719,764)
Total stockholders’ equity	80,508	209,581
Total liabilities and stockholders’ equity	$320,689	$449,274
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

ARCUTIS BIOTHERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Product revenue, net	$4,770	$—	$7,551	$—
Other revenue	420	—	420	—
Total revenues	5,190	—	7,971	—

Operating expenses:
Cost of sales	776	—	1,559	—
Research and development	25,219	38,205	60,564	78,827
Selling, general, and administrative	45,958	27,622	88,876	49,628
Total operating expenses	71,953	65,827	150,999	128,455
Loss from operations	(66,763)	(65,827)	(143,028)	(128,455)

Other income (expense):
Other income, net	3,121	421	6,328	563
Interest expense	(7,349)	(2,000)	(14,391)	(3,838)
Total other income (expense)	(4,228)	(1,579)	(8,063)	(3,275)

Net loss	$(70,991)	$(67,406)	$(151,091)	$(131,730)

Per share information:
Net loss per share, basic and diluted	$(1.16)	$(1.31)	$(2.46)	$(2.58)
Weighted-average shares used in computing net loss per share, basic and diluted	61,430,620	51,422,386	61,300,577	50,970,465
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com